Exhibit 99.(d)(2)

SUB-ADVISORY AGREEMENT

Agreement made as of the 12th day of March, 2008, by and between Pax World Management Corporation, a Delaware corporation (“Adviser”), and Impax Asset Management Ltd. (“Sub-Adviser”).

WHEREAS, Pax World Funds Series Trust I, a Massachusetts business trust (the “Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Adviser has entered into an investment management agreement, as amended, (the “Management Agreement”) with the Trust, pursuant to which Adviser acts as investment adviser to the series of the Trust set forth on Schedule A attached hereto (the “Fund”), as such Schedule may be amended by mutual agreement of the parties hereto; and

WHEREAS, Adviser, with approval of the Trust, desires to retain Sub-Adviser to provide investment advisory services to the Fund, and Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.                                       Sub-Adviser’s Duties.

(a)                                  Portfolio Management.  Subject to supervision by Adviser and the Trust’s Board of Trustees (the “Board”), Sub-Adviser shall manage the investment operations and a portion of the Fund’s assets which is allocated to Sub-Adviser from time to time by Adviser (which portion may include any or all of the Fund’s assets) (the “Assets”), including the purchase, retention, and disposition thereof, in accordance with the Fund’s investment objectives, policies, restrictions, and sustainability criteria (as set forth in the Fund’s Prospectus) and subject to the following understandings:

(i)                                     Investment Decisions.  Sub-Adviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to the Assets, and what portion of such Assets will be invested or held uninvested as cash. Such determinations shall always be made in accordance with the Fund’s sustainability criteria. Sub-Adviser is prohibited from consulting with any other sub-adviser of the Fund concerning transactions of the Fund in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) under the 1940 Act.

(ii)           Investment Limits.  In the performance of its duties and obligations under this Agreement, Sub-Adviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in the (A) Fund’s Prospectus and Statement of Additional Information (“SAI”), as currently in effect, to the extent provided to Sub-Adviser, including the sustainability criteria of the Fund; (B) instructions and directions of Adviser and of the Board; (C) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to the Fund, and all other applicable federal and state laws and regulations; and (D) the procedures and standards set forth in, or established in accordance with, the Management Agreement to the extent communicated to Sub-Adviser.

Notwithstanding the foregoing, Sub-Adviser shall not be responsible to Adviser or the Fund for the Fund’s investment adherence to a percentage restriction contained in the Fund’s investment objective(s) or investment restrictions as set forth in the Fund’s currently effective Prospectus and SAI with respect to the portion of the Fund’s assets which is not allocated to Sub-Adviser.

(iii)                               Portfolio Transactions.

(A)                              Trading.  With respect to the securities and other investments to be purchased or sold for the Fund, Sub-Adviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants as may be selected by Sub-Adviser; provided, however, that such orders shall be consistent with the brokerage policy set forth in the Fund’s Prospectus and SAI, or approved by the Board; conform with federal securities laws; and be consistent with seeking best execution. Within the framework of this policy, Sub-Adviser may, to the extent permitted by applicable law, consider the research provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Sub-Adviser’s other clients may be a party.

(B)                                Aggregation of Trades.  On occasions when Sub-Adviser deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of Sub-Adviser, Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to seek best execution. In such event, Sub-Adviser will make allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(iv)                              Records and Reports.  Sub-Adviser (A) shall maintain such books and records as are required based on the services provided by Sub-Adviser pursuant to this Agreement under the 1940 Act, (B) shall render to the Board such periodic and special reports as the Board or Adviser may reasonably request in writing, and (C) shall meet with any persons at the request of Adviser or the Board for the purpose of reviewing Sub-Adviser’s performance under this Agreement at reasonable times and upon reasonable advance written notice.

(v)                                 Transaction Reports.  On each business day, Sub-Adviser shall provide to the Fund’s custodian and the Fund’s administrator information relating to all transactions concerning the Assets and shall provide Adviser with such information upon Adviser’s request.

(b)                                 Compliance Program and Ongoing Certification(s).  As requested, Sub-Adviser shall timely provide to Adviser: (i) information and commentary with respect to the Assets for the Fund’s annual and semi-annual reports, in a format approved by Adviser, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the Assets under this Agreement, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, and (B) provide additional certifications related to the Assets, upon reasonable request, in order to support the Fund’s filings on Form N-CSR and Form N-Q, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the 1940 Act, thereon;  (ii) a monthly sub-certification with respect to compliance matters related to Sub-Adviser and the Assets, in a format reasonably requested by Adviser, as it may be amended from time to time; and (iii) an annual certification from the Sub-Adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Investment Advisers Act of 1940 (the “Advisers Act”), or his or her designee, with respect to the design and operation of Sub-Adviser’s compliance program, in a format reasonably requested by Adviser.

(c)                                  Maintenance of Records.  Sub-Adviser shall timely furnish to Adviser all information relating to Sub-Adviser’s services hereunder which are needed by Adviser to maintain the books and records of the Fund required under the 1940 Act. Sub-Adviser shall maintain for the Fund the records required by paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act and any additional records as agreed upon by Sub-Adviser and Adviser.  Sub-Adviser agrees that all records which it maintains for the Fund are the property of the Fund and Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that Sub-Adviser may retain a copy of such records.  Sub-Adviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d)                                 Fidelity Bond and Code of Ethics.  Sub-Adviser will provide the Fund with reasonable evidence that, with respect to its activities on behalf of the Fund, Sub-Adviser maintains (i) adequate fidelity bond insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

(e)                                  Confidentiality.  Sub-Adviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Portfolio Information.  As used herein “Portfolio Information” means confidential and proprietary information of the Fund or Adviser that is received by Sub-Adviser in connection with this Agreement, including information with regard to the portfolio holdings and characteristics of the Assets under the terms of this Agreement.  Sub-Adviser will restrict access to the Portfolio Information to those employees of Sub-Adviser who will use it only for the purpose of managing its portion of the Fund.  The foregoing shall not prevent Sub-Adviser from disclosing Portfolio Information that is (1) publicly known or becomes publicly known through no unauthorized act, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by Adviser for disclosure, or (4) required to be disclosed pursuant to a requirement of a governmental agency or law so long as Sub-Adviser provides Adviser with prompt written notice of such requirement prior to any such disclosure.

2.                                       Adviser’s Duties.  Adviser shall oversee and review Sub-Adviser’s performance of its duties under this Agreement.  Adviser shall also retain direct portfolio management responsibility with respect to any assets of the Fund that are not allocated by it to the portfolio management of Sub-Adviser as provided in paragraph 1(a) hereof or to any other sub-adviser.  Adviser will periodically provide to Sub-Adviser a list of the affiliates of Adviser or the Fund (other than affiliates of Sub-Adviser) to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies in which the Fund may invest, in accordance with the sustainability criteria of the Fund, and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Fund.

3.                                       Documents Provided to Sub-Adviser.  Adviser has delivered or will deliver to Sub-Adviser: (i) current copies and supplements thereto of the Fund’s Prospectus and SAI; and (ii) current copies of investment policies in connection with Sub-Adviser’s management of the Assets, including, but not limited to, the Fund’s brokerage policy, and will promptly deliver to it all future amendments and supplements, if any.

4.                                       Compensation of Sub-Adviser.  Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Fund.  For the services provided and the expenses assumed pursuant to this Agreement, Adviser will pay to Sub-Adviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, based on the Assets under this Agreement at the annual rates as a percentage of such average daily net assets set forth in the attached Schedule A, which Schedule may be modified from time to time upon mutual written agreement of the parties to reflect changes in annual rates, subject to any approvals required by the 1940 Act.  For the purpose of determining fees payable to Sub-Adviser, the value of the Fund’s average daily assets allocated to Sub-Adviser under this Agreement shall be computed at the times and in the manner specified in the Fund’s Prospectus or SAI as from time to time in effect.  If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

5.                                       Liability of Sub-Adviser.  Sub-Adviser agrees to perform faithfully the services required to be rendered by Sub-Adviser under this Agreement, but nothing herein contained shall make Sub-Adviser or any of its officers, partners, or employees liable for any loss sustained by the Fund or its officers, directors, or shareholders, Adviser, or any other person on account of the services which Sub-Adviser may render or fail to render under this Agreement; provided, however, that nothing herein shall protect Sub-Adviser against liability to the Fund or to any of its shareholders, to which Sub-Adviser would otherwise be subject, by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.  Nothing in this Agreement shall protect Sub-Adviser from any liabilities that it may have under the Securities Act of 1933, as amended, (the “1933 Act”) or the 1940 Act.  Sub-Adviser does not warrant that the Assets will achieve any particular rate of return or that its performance will match that of any benchmark index or other standard or objective.

6.                                       Representations of Sub-Adviser.  Sub-Adviser represents and warrants as follows:

(a)                                  Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) shall have adopted, by the date the registration statement of the Fund becomes effective under the 1933 Act, written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, and will provide promptly notice of any material violations relating to the Fund to Adviser; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency as necessary to be met in order to perform services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify Adviser of the occurrence of any event that would disqualify Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)                                 Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Adviser with a copy of the code of ethics.  Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Sub-Adviser shall certify to Adviser that Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

(c)                                  By the date the registration statement of the Fund becomes effective under the 1933 Act, Sub-Adviser shall have provided Adviser with a copy of its Form ADV Part II, which as of the date of this Agreement is its Form ADV Part II as most recently deemed to be filed with the Securities and Exchange Commission (“SEC”), and promptly will furnish a copy of all amendments thereto to Adviser.

(d)                                 Sub-Adviser will promptly notify Adviser of any changes in its Managing Partners or in the key personnel who are either the portfolio manager(s) responsible for managing the Assets or Sub-Adviser’s Chief Executive Officer or President, or if there is otherwise an actual or pending change in control (within the meaning of the 1940 Act) of Sub-Adviser.

(e)                                  Sub-Adviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund or Adviser, or any of their respective affiliates in offering, marketing, or other promotional materials without the prior written consent of Adviser.

7.                                       Representations of Adviser.  Adviser represents and warrants as follows:

(a)                                  Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Sub-Adviser of the occurrence of any event that would disqualify Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)                                 Adviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Sub-Adviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Sub-Adviser, which consent shall not be unreasonably withheld.

8.                                       Liability and Indemnification.

(a)                                  Except as may otherwise be provided by the 1940 Act or any other federal securities law, Sub-Adviser, any of its affiliates, and any of the officers, partners, employees, consultants, or agents thereof shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Fund, Adviser, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the 1933 Act) (collectively, “Fund and Adviser Indemnitees”) as a result of any error of judgment or mistake of law by Sub-Adviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Sub-Adviser for, and Sub-Adviser shall indemnify and hold harmless the Fund and Adviser Indemnitees against, any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Fund and Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of: (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Sub-Adviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding Sub-Adviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact regarding Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Adviser or the Fund by the Sub-Adviser Indemnitees (as defined below) for use therein; or (iii) any violation of federal or state statutes or regulations by Sub-Adviser.  It is further understood and agreed that Sub-Adviser may rely upon information furnished to it by Adviser that it reasonably believes to be accurate and reliable.  The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights which Adviser may have under any securities laws.

(b)                                 Except as may otherwise be provided by the 1940 Act or any other federal securities law, Adviser and the Fund shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Sub-Adviser or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) as a result of any error of judgment or mistake of law by Adviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Adviser for, and Adviser shall indemnify and hold harmless the Sub-Adviser Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of: (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Adviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact regarding Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Sub-Adviser by the Fund and Adviser Indemnitees for use therein; or (iii) any violation of federal or state statutes or regulations by Adviser or the Fund. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights which Sub-Adviser may have under any securities laws.

(c)                                  After receipt by Adviser or Sub-Adviser, its affiliates, or any officer, director, employee,

or agent of any of the foregoing, entitled to indemnification as stated in (a) or (b) above (“Indemnified Party”) of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section (“Indemnifying Party”), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information about the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that such Indemnifying Party is damaged as a result of the failure to give such notice.  The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

9.                                         Duration and Termination.

(a)                                  Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act and the rules thereunder or any applicable exemption therefrom; provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

(b)                                 Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund upon 60 days’ written notice to Sub-Adviser.  This Agreement may also be terminated, without the payment of any penalty, by Adviser: (i) upon 60 days’ written notice to Sub-Adviser; (ii) upon material breach by Sub-Adviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Adviser, Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Sub-Adviser or other circumstances that could adversely affect the Fund. Sub-Adviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to Adviser; or (2) upon material breach by Adviser of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

(c)                                  In the event of termination of the Agreement, those paragraphs of the Agreement which govern conduct of the parties’ future interactions with respect to the Sub-Adviser having provided investment management services to the Fund for the duration of the Agreement, paragraphs 1(c), 1(e), 5, 8(a), 8(b), 8(c), 15, 17, and 18, shall survive such termination of the Agreement.

10.                                 Sub-Adviser’s Services Are Not Exclusive.  Nothing in this Agreement shall limit or restrict the right of Sub-Adviser or any of its partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Sub-Adviser’s right to engage in any other business or to render services of any kind to any persons, including, but not limited to, other mutual funds, corporations, firms, individuals, or associations.

11.                                 References to Sub-Adviser.  During the term of this Agreement, Adviser agrees to furnish to Sub-Adviser at its principal office all Prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, which refer to Sub-Adviser or its clients in any way, prior to use thereof and not to use such material if Sub-Adviser reasonably objects in writing five business days (or such other time as may be mutually agreed upon) after receipt thereof.  Sales literature may be furnished to Sub-Adviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery.

12.                                 Notices.  Any notice, advice or report to be given under this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail by the party giving notice to the other party as provided below or to another address furnished in writing by the other party.

Sub-Adviser:

Impax Asset Management

FAO:  The Managing Director

Broughton House

6-8 Sackville Street

London W1S 3DG

United Kingdom

Fax:  011 44 20 7437 1245

with a copy to: “The Finance Director” at the above address.

Adviser:

Joe Keefe, CEO

Pax World Management Corp.

30 Penhallow Street, Suite 400

Portsmouth, NH 03801

Fax – 603-431-9175

with a copy to:

John Boese, CCO

Pax World Management Corp.

30 Penhallow Street, Suite 400

Portsmouth, NH 03801

Fax – 603-431-9175

13.            Amendments.  This Agreement may be amended by mutual agreement in writing, subject to approval by the Board and the Fund’s shareholders to the extent required by the 1940 Act and the rules thereunder or any applicable exemption therefrom.

14.            Assignment.  No assignment of this Agreement (as defined in the 1940 Act) shall be made by Sub-Adviser without the prior written consent of the Fund and Adviser.

Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Adviser or Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

15.           Governing Law.  This Agreement, and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9, shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act.  To the extent that the laws of the State of New Hampshire, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

16.           Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

17.           Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18.           Interpretation.  Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

19.           Headings.  The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

20.           Authorization.  Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Pax World Management Corporation	Impax Asset Management Ltd.

By	By

Joseph F. Keefe	Ian Simm
Name	Name

President and CEO	Director
Title	Title

SCHEDULE A

to the

Sub-Advisory Agreement

between

Pax World Management Corporation

and

Impax Asset Management Ltd.

As of March 12, 2008

Pursuant to Paragraph 4, Adviser shall pay Sub-Adviser compensation at an annual rate applied to the Assets, accrued daily and paid monthly, as follows:

Pax World Funds Series Trust I

Pax World Global Green Fund	0.45%

Agreed and Accepted:

Pax World Management Corporation	Impax Asset Management Ltd.

By:	By:

Name:	Name:
Joseph F. Keefe	Ian Simm

Title:	Title:

President and CEO	Director